Exhibit (c)(vi)

Privileged and Confidential Project Nuvei Report to the Special Committee March 31, 2024

Privileged and Confidential 1 Introduction 3 2 Indications of Value 7 Appendices Table of A Appendix: Nuvei Management Forecast 18 Contents B Appendix: Indications of Value Support 25 C Appendix: Capital Markets Update 29 2

Privileged and Confidential Introduction

Privileged and Confidential TD Securities’ Mandate TD Securities understands that Nuvei Corporation (“Nuvei” or the “Company”) is contemplating entering into a definitive arrangement agreement (the “Arrangement Agreement”) pursuant to which Advent International (“Advent”), with the support of the Rollover Shareholders (as defined below), will acquire all the issued and outstanding subordinate voting shares of Nuvei (“SVS”) and any multiple voting shares (“MVS” and, collectively with the SVS, the “Shares”) that are not Rollover Shares (as defined below) (the “Transaction”) for a price of US$34.00 per Share in cash (the “Consideration”) – The Consideration represents a 56% premium to the closing price of the SVS on Nasdaq on March 15, 2024, the last trading day prior to media reports concerning a potential transaction involving the Company – We also understand that each of the Company’s holders of MVS, being Philip Fayer, certain investment funds managed by Novacap Management Inc. (collectively, “Novacap”) and CDPQ (together with entities they control directly or indirectly, collectively, the “Rollover Shareholders”) will participate in the Transaction as equity investors by rolling approximately 95%, 65% and 75%, respectively, of their Shares (the “Rollover Shares”) – The Rollover Shareholders will enter into customary support & voting agreements TD Securities was retained by the Special Committee as financial advisor and independent valuator (the “Valuator”) to prepare and deliver: – A formal valuation (the “Valuation”) of all outstanding Shares in accordance with the requirements of Multilateral Instrument 61-101 (“MI 61-101”) of the Autorité des marchés financiers and certain other provincial securities regulators; and – An opinion as to the fairness, from a financial point of view, of the Consideration to be received by shareholders of Nuvei (other than the Rollover Shareholders and any other shareholders required to be excluded from the minority approval pursuant to MI 61-101) in connection with the Transaction (the “Fairness Opinion”) This presentation is intended to provide material for the Special Committee regarding the Valuation and Fairness Opinion and is qualified in its entirety by reference to the full text of the Valuation and Fairness Opinion Letter – The report has been prepared on the basis of securities markets, economic and general business and financial conditions prevailing on the date hereof The preparation of a Valuation and Fairness Opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and Fairness Opinion. This report is summary in nature and the reader should read the Valuation and Fairness Opinion Letter in its entirety. 4

Privileged and Confidential

Transaction Overview

Consideration	▪ US$34.00 in cash per Share (other than Rollover Shares)
Structure	▪ Plan of Arrangement under the Canada Business Corporations Act
Financing	▪ Purchaser shall, and shall cause its affiliates to, use commercially reasonable efforts to obtain alternative financing ▪ Not subject to a financing condition ▪ Rollover Shareholders will roll the following portion of their existing equity: Philip Fayer - 95%, Novacap - 65%, CDPQ - 75%
Shareholder Approvals	▪ At least 66 ⅔% of the votes cast by the holders of MVS (10 votes each) and SVS (1 vote each), voting as a single class ▪ >50% of the votes cast by holders of MVS ▪ >50% of the votes cast by holders of SVS ▪ >50% of the votes cast by holders of MVS (excluding the MVS held by Rollover Shareholders and any other MVS to be excluded pursuant to MI 61-101) ▪ >50% of the votes cast by holders of SVS (excluding the SVS held by Rollover Shareholders and any other SVS to be excluded pursuant to MI 61-101)
Support & Voting Agreements	▪ Rollover Shareholders entered into customary support & voting agreements ▪ Directors and officers of Nuvei that are not Rollover Shareholders entered into customary support & voting agreements
Deal Protections	▪ Non-solicitation provision with customary fiduciary out provisions in certain circumstances ▪ Five business day right to match a superior proposal ▪ Nuvei may discuss an inbound acquisition proposal with the Rollover Shareholders in certain circumstances
Termination Fee	▪ Termination fee of US$150 million (represents ~2.9% of purchase equity value[1]), payable by Nuvei in certain circumstances ▪ Reverse termination fee payable by the purchaser in certain circumstances, including in an amount of US$250 million (represents ~4.9% of purchase equity value[1]) in certain circumstances
Conditions to Closing	▪ Subject to customary closing conditions including shareholder approval, approval of the arrangement by the Superior Court of Québec and obtention of certain key regulatory approvals

Source: Draft terms of the Arrangement Agreement as of March 31, 2024, Company management.
1. Fully diluted market capitalization, based on US$34.00 price per share and share data as at February 29, 2024, provided by Company management.

5

Privileged and Confidential

Transaction Metrics

In US$M, unless otherwise noted		Unaffected (15-Mar-24)	Current Trading (28-Mar-24)	Transaction
Share Price (US$)		**$21.76**	**$31.62**	**$34.00**
(x) F.D. Shares Outstanding		150	150	150
Market Capitalization		**$3,257**	**$4,752**	**$5,115**
(+) Net Debt[1]		$1,117	$1,117	$1,117
(+) Minority Interest		$18	$18	$18
Enterprise Value		**$4,392**	**$5,886**	**$6,249**
Implied Premiums	**Metric**			
Unaffected Share Price (15-Mar-24)	$21.76	-	*45%*	*56%*
Unaffected Analyst Target Price[2]	$31.11	*(30%)*	*2%*	*9%*
Unaffected 10-Day VWAP[3]	$23.71	*(8%)*	*33%*	*43%*
Unaffected 20-Day VWAP[3]	$24.32	*(11%)*	*30%*	*40%*
52-Week High	$43.81	*(50%)*	*(28%)*	*(22%)*
52-Week Low	$13.32	*63%*	*137%*	*155%*
Canadian IPO Price (17-Sep-20)	$26.00	*(16%)*	*22%*	*31%*
All-Time High (17-Sep-21)	$137.40	*(84%)*	*(77%)*	*(75%)*
% Within the Selected Range ($33.00 - $42.00)		*n/a*	*n/a*	*11%*
Implied Multiples[4]	**Metric**			
CY2023A PF Revenue	$1,224	3.6x	4.8x	5.1x
CY2024E Revenue	$1,343	3.3x	4.4x	4.7x
CY2023A Adj. EBITDA	$434	10.1x	13.6x	14.4x
CY2023A PF Adj. EBITDA[5]	$449	9.8x	13.1x	13.9x
CY2024E Adj. EBITDA	$480	9.2x	12.3x	13.0x

Acquisition Precedents Benchmarking	**Average**	**Median**
North American Large Cap Tech Premiums (Premium to Unaffected)[6]	*38%*	*32%*
Merchant Acquirers / Payment Processors (EV / LTM EBITDA)	17.3x	18.0x

Sources: Bloomberg, Company Filings, S&P Capital IQ.
Note: Unaffected date as of March 15, 2024. Balance sheet as of December 31, 2023. Share data as of February 29, 2024. Market share price data per Nasdaq.

1. Net debt includes $1,275M of debt, $12M of lease liabilities, and $170M of cash & cash equivalents. Acquisition of Till for $30M in cash netted against EV of $30M.
2. Consensus of 18 analysts target estimates.
3. Calculated based on exchanges and marketplaces in the U.S. and Canada. Combined VWAP data indexed based off trading days on TSX.
4. Revenue and EBITDA metrics exclude (1) interest revenue from segregated funds (2) Till contribution of EBITDA (Nil in 2023A and negative $5M in 2024E), and contribution of revenue ($28M in 2023A and $41M in 2024E).
5. Pro forma for a full-year contribution from Paya including synergies. Adjustments include: (1) $10M Paya EBITDA based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; (2) $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies per Company management.
6. All-cash consideration transactions with North American technology public targets where there is a change of control and a transaction value greater than $1 billion since 2014.

6

Privileged and Confidential Indications of Value

Privileged and Confidential Definition of Fair Market Value Under MI 61-101, Fair Market Value is defined as The monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act No downward adjustment to Fair Market Value is permitted to reflect – Liquidity of the securities – Effect of the transaction – The fact that the securities do not form part of a controlling interest The valuator must consider any distinctive material benefit that might accrue to the acquiror as a consequence of the transaction including – Synergies – Tax benefits – Other The valuator must also consider any prior valuations and any bona fide offers made for the Shares in the past 24 months MI 61-101 requires the valuator to determine the en bloc value that an acquiror of 100% of Nuvei would be expected to pay in an open auction 8

Privileged and Confidential

Approach to Value

Primary Methodologies	Discounted Cash Flow ("DCF") Analysis	▪ Based on 5-year Nuvei Management Forecast with unlevered free cash flows valued as of December 31, 2023 ▪ Includes 50% sharing of ~$9M in assumed public company cost savings ▪ Unlevered free cash flows discounted based on selected WACC range of 14.5% – 15.5% ▪ Terminal value based on: – 10.0x – 12.0x EV / EBITDA multiple applied to 2028E EBITDA ▪ Based on disclosure from precedent transactions, includes 50% of indicative synergies of $80M[1] that may be achieved by a strategic acquiror, net of 1x cost to achieve synergies – Assumed to be inclusive of public company cost savings
Primary Methodologies	Precedent Transactions Analysis	▪ Based on select North American merchant acquirer and payment processor companies – Multiple range of 13.0x – 20.0x applied to Pro Forma Adjusted 2023A EBITDA[2], with no contribution from Till – Multiple range of 12.0x – 18.0x applied to Adjusted 2024E EBITDA, excluding ($5M)[3] contribution from Till ▪ Includes $30M incremental value to account for Till at cost
Reference Indications	Illustrative LBO Analysis	▪ Based on 5-year Nuvei Management Forecast with levered free cash flows valued as of December 31, 2023 ▪ Includes 100% of $9M in assumed public company cost savings ▪ Selected target IRR range of 20.0% – 25.0% ▪ Terminal value based on: – 10.0x – 12.0x EV / EBITDA multiple applied to 2028E EBITDA ▪ Assumes opening leverage of 5.5x Debt / Pro Forma Adj. 2023A EBITDA[2], consisting of the below, with no recapitalizations in the forecast: – 2.75x term loan with interest rate of SOFR + 400bps – 1.75x senior secured bonds with interest rate of 8.00% – 1.0x second lien term loan with interest rate of SOFR + 700bps
Reference Indications	Premiums Analysis	▪ Based on observed premiums from recent North American Technology all-cash transactions
Reference Indications	Publicly Traded Companies Analysis	▪ Observed EV / EBITDA trading multiples of selected publicly-traded merchant acquirer and payment processor companies – Multiple range of 8.0x – 11.0x applied to Adjusted 2024E EBITDA
Reference Indications	Analyst Target Prices	▪ Range of target prices of 18 available brokers prior to unaffected date of March 15, 2024
Reference Indications	52-Week Trading Range	▪ Reflects observed 52-week trading range for Nuvei's shares on Nasdaq prior to unaffected date of March 15, 2024

1. Assumes 10% of Nuvei's cost base. Pro Forma 2023A Cost Base calculated as Pro Forma Adjusted 2023A Revenue of $1,252M less Pro Forma Adjusted 2023A EBITDA of $449M (excludes interest revenue from segregated funds).
2. Pro forma for a full-year contribution from Paya including synergies. Adjustments include: (1) $10M Paya EBITDA based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; (2) $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies per Company management. Excludes interest revenue from segregated funds.
3. Till's 2024E EBITDA contribution of ($7.8M) and expected synergies of $2.5M.

9

Privileged and Confidential Indications of Value Value Basis Equity Value per Share Implied Metrics In US$ unless otherwise stated Per Share Enterprise EV / PF Adj. Prem. / Disc. $10.00 $25.00 $40.00 $55.00 Midpoint1 Value (US$bn)2 23A EBITDA3 to Unaffected DCF Analysis WACC: 14.5%—15.5% PubCo Exit Multiple: 10.0x—12.0x $34.3 $43.27 $38.82 $6.3—$7.7 14.1x—17.1x 58%—99% s e Synergies Implied GRIP: 9.1%—9.2% o gi DCF Analysis WACC: 14.5%—15.5% ol Acquiror Exit Multiple: 10.0x—12.0x $40.45 $6.6—$8.0 14.6x—17.7x 65%—107% od Implied GRIP: 9.0%—9.1% $35 $45.05 Synergies th Me Multiple: 13.0x—20.0x ry PF Adj. 2023A EBITDA: $449M 3 $31.31 $51.90 $41.60 $5.9—$9.0 13.1x—20.1x 44%—139% a m Precedent Includes $30M for Till Acquisition i Transactions Pr Analysis4 Multiple: 12.0x—18.0x Adj. 2024E EBITDA (excl. Till): $480M $30.77 $49.62 $40.19 $5.8—$8.7 12.9x—19.3x 41%—128% Includes $30M for Till Acquisition LBO Analysis Required IRR: 20.0%—25.0% PubCo Exit Multiple: 10.0x—12.0x $28.08 8.22 $33.15 $5.4—$6.9 12.0x—15.4x 29%—76% Synergies Leverage: 5.5x PF Adj. 2023A EBITDA3 Premium to Premium: 25%—50% $27.20 $29.92 $5.2—$6.1 11.7x—13.5x 25%—50% Unaffected Unaffected Share Price: $21.76/sh n s o Premium to ati Premium: 25%—50% Unaffected 5 $30.40 48 $33.44 $5.7—$6.7 12.8x—14.8x 40%—68% dic Unaffected 20-Day VWAP: $24.32/sh VWAP I n ce Publicly Traded Multiple: 8.0x—11.0x Companies $17.59 $27.0 $22.32 $3.8—$5.2 8.4x—11.6x (19%)—24% Adj. 2024E EBITDA: $474M Referen Analysis Unaffected Based on 18 estimates Analyst Target $27.00 $40.00 $33.50 $5.2—$7.2 11.6x—16.0x 24%—84% Consensus of $31.11/sh Prices Unaffected 52- Between Mar 15, 2023 and $13.32 $43.81 $28.57 $3.2—$7.8 7.0x—17.3x (39%)—101% Week Trading Mar 15, 2024 $21.76 $31.62 $34.00 $33.00—$42.00 Unaffected Share Price Current Share Price6 Transaction Selected Range Note: Unaffected date of March 15, 2024. Balance sheet as of December 31, 2023, pro forma for Till acquisition purchase price of synergies, calculated as expected run-rate synergies less 2023 realized synergies per Company management. Excludes $30M in cash. Share data as of February 29, 2024. Assumes average of 58% tax deductibility of amortization over the forecast interest revenue from segregated funds. 10 period. Market share data per Nasdaq. EBITDA figures exclude interest revenue from segregated funds. 4. Includes $30M incremental value to account for Till acquisition at cost. Accordingly, Adjusted EBITDA excludes Till contribution 1. Based on arithmetic average between high and low implied share prices. (Nil in 2023A and negative $5M in 2024E). 2. Enterprise Value presented on a fully-consolidated basis, including minority interests. 5. Calculated based on exchanges and marketplaces in the U.S. and Canada. Combined VWAP data indexed based off trading 3. Pro forma for a full-year contribution from Paya including synergies. Adjustments include: (1) $10M Paya EBITDA based on days on TSX. pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; (2) $5M adjustment for expected Paya run-rate 6. Market data as of March 28, 2024.

Privileged and Confidential Discounted Cash Flow Analysis 5-Year Nuvei Management Forecast, Incl. 50% PubCo Synergies Figures in US$M, share data in US$ Unlevered Free Cash Flow Summary Implied Value Build1 Year Ended December 31 Terminal Value Range 2024E 2025E 2026E 2027E 2028E Year Low—High Terminal EBITDA Multiple 10.0x—12.0x Revenue $1,384 $1,593 $1,843 $2,128 $2,461 $2,461 WACC 15.5%—14.5% Implied GRIP 9.1%—9.2% Adjusted EBITDA $474 $584 $717 $877 $1,078 $1,078 (+) Interest Revenue from Seg. Funds $14 $9 $8 $7 $6 $6 Present Value of FCF $1,061—$1,087 (-) Capex ($83) ($96) ($111) ($128) ($148) ($98) Present Value of Terminal Value $5,238—$6,565 (-) Commission Buyouts—($25) ($30) ($35) ($40)—Present Value of Net Synergies $35—$41 (-) Share Based Comp. ($117) ($95) ($97) ($106) ($116) ($116) Enterprise Value $6,335—$7,694 (-) Change in NWC ($25) ($33) ($39) ($45) ($49) ($33) 2 Net Debt ($1,147)—($1,147) (-) Unlevered Cash Taxes ($95) ($116) ($142) ($173) ($221) ($246) Minority Interest and Other ($18)—($18) Unlevered FCF $168 $230 $307 $397 $510 $590 Equity Value $5,170—$6,529 Synergies (50% Sharing) F.D. Shares Outstanding 150—151 Synergies $5 $5 $5 $5 $5 $5 Equity Value per Share $34.36—$43.27 Cost to Achieve (0.00x) — — —Synergy Related Taxes ($1) ($1) ($1) ($1) ($1) ($1) Implied EV / EBITDA Metric Total Unlevered FCF $171 $233 $310 $401 $513 $593 3 PF Adjusted 2023A $449 14.1x—17.1x Adjusted 2024E $474 13.4x—16.2x Revenue Growth % 17% 15% 16% 15% 16% EBITDA Margin % 34% 37% 39% 41% 44% Capex Intensity (% of Revenue) 6% 6% 6% 6% 6% Sensitivity Analysis Implied Equity Value per Share Implied GRIP WACC WACC 14.0% 14.5% 15.0% 15.5% 16.0% 14.0% 14.5% 15.0% 15.5% 16.0% 9.0x $33.27 $32.47 $31.68 $30.91 $30.17 9.0x 7.0% 7.5% 7.9% 8.4% 8.9% al l a le ip 10.0x $36.95 $36.07 $35.20 $34.36 $33.54 le ip 10.0x 7.7% 8.1% 8.6% 9.1% 9.5% 11.0x $40.63 $39.67 $38.73 $37.81 $36.92 11.0x 8.2% 8.7% 9.2% 9.6% 10.1% Termin EBITDA Mult 12.0x $44.32 $43.27 $42.25 $41.26 $40.29 Termin EBITDA Mult 12.0x 8.7% 9.2% 9.6% 10.1% 10.6% 13.0x $47.99 $46.87 $45.77 $44.71 $43.66 13.0x 9.1% 9.6% 10.0% 10.5% 11.0% Note: Revenue and EBITDA figures exclude interest revenue from segregated funds. Assumes average of 58% tax deductibility of amortization over the forecast period. 1. Balance sheet as of December 31, 2023, pro forma for Till acquisition purchase price of $30M in cash. Share data as of February 29, 2024. 11 2. Assumes share based compensation is non-tax deductible. 3. Pro forma for a full-year contribution from Paya including synergies. Adjustments include: (1) $10M Paya EBITDA based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; (2) $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies per Company management. Excludes interest revenue from segregated funds.

Privileged and Confidential Discounted Cash Flow Analysis 5-Year Nuvei Management Forecast, Incl. 50% Indicative Acquiror Synergies Figures in US$M, share data in US$ Unlevered Free Cash Flow Summary Implied Value Build1 Year Ended December 31 Terminal Value Range 2024E 2025E 2026E 2027E 2028E Year Low—High Terminal EBITDA Multiple 10.0x—12.0x Revenue $1,384 $1,593 $1,843 $2,128 $2,461 $2,461 WACC 15.5%—14.5% Implied GRIP 9.0%—9.1% Adjusted EBITDA $474 $584 $717 $877 $1,078 $1,078 (+) Interest Revenue from Seg. Funds $14 $9 $8 $7 $6 $6 Present Value of FCF $1,061—$1,087 (-) Capex ($83) ($96) ($111) ($128) ($148) ($98) Present Value of Terminal Value $5,238—$6,565 (-) Commission Buyouts—($25) ($30) ($35) ($40)—Present Value of Net Synergies $262—$313 (-) Share Based Comp. ($117) ($95) ($97) ($106) ($116) ($116) Enterprise Value $6,562—$7,966 (-) Change in NWC ($25) ($33) ($39) ($45) ($49) ($33) 2 Net Debt ($1,147)—($1,147) (-) Unlevered Cash Taxes ($95) ($116) ($142) ($173) ($221) ($246) Minority Interest and Other ($18)—($18) Unlevered FCF $168 $230 $307 $397 $510 $590 Equity Value $5,397—$6,801 Synergies (50% Sharing) F.D. Shares Outstanding 151—151 Synergies $20 $40 $40 $40 $40 $40 Equity Value per Share $35.85—$45.05 Cost to Achieve (1.00x) ($20) ($20) — —Synergy Related Taxes—($5) ($10) ($10) ($10) ($10) Implied EV / EBITDA Metric Total Unlevered FCF $168 $245 $337 $427 $540 $620 3 PF Adjusted 2023A $449 14.6x—17.7x Adjusted 2024E $474 13.8x—16.8x Revenue Growth % 17% 15% 16% 15% 16% EBITDA Margin % 34% 37% 39% 41% 44% Capex Intensity (% of Revenue) 6% 6% 6% 6% 6% Sensitivity Analysis Implied Equity Value per Share Implied GRIP WACC WACC 14.0% 14.5% 15.0% 15.5% 16.0% 14.0% 14.5% 15.0% 15.5% 16.0% 9.0x $34.73 $33.90 $33.08 $32.29 $31.51 9.0x 6.9% 7.4% 7.8% 8.3% 8.8% al l a le ip 10.0x $38.53 $37.62 $36.72 $35.85 $35.00 le ip 10.0x 7.6% 8.1% 8.5% 9.0% 9.5% 11.0x $42.33 $41.33 $40.36 $39.41 $38.49 11.0x 8.2% 8.6% 9.1% 9.6% 10.0% Termin EBITDA Mult 12.0x $46.13 $45.05 $44.00 $42.97 $41.97 Termin EBITDA Mult 12.0x 8.6% 9.1% 9.6% 10.0% 10.5% 13.0x $49.93 $48.77 $47.64 $46.53 $45.45 13.0x 9.0% 9.5% 10.0% 10.5% 10.9% Note: Revenue and EBITDA figures exclude interest revenue from segregated funds. Assumes average of 58% tax deductibility of amortization over the forecast period. 1. Balance sheet as of December 31, 2023, pro forma for Till acquisition purchase price of $30M in cash. Share data as of February 29, 2024. 12 2. Assumes share based compensation is non-tax deductible. 3. Pro forma for a full-year contribution from Paya including synergies. Adjustments include: (1) $10M Paya EBITDA based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; (2) $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies per Company management. Excludes interest revenue from segregated funds.

Privileged and Confidential

DCF Sensitivity Analysis – For Reference Only

- The below analysis represents the impact to the mid-point per share value of the DCF Analysis under various sensitivities to key forecast drivers

Figures in US$

	Key Metrics		Base	Sensitivity Increment	DCF Midpoint Per Share	
	DCF Midpoint per Share – Incl. 50% of Indicative Strategic Acquiror Synergies				**$40.45 ($35.85 - $45.05)**	
Operational	**Revenue Growth**	Change in absolute % of annual revenue growth starting 2024E and onwards	15.7% *('23A – '28E CAGR)*	+/- 0.5%	($1.29)	$1.31
Operational	**EBITDA Margin**	Change in absolute % of EBITDA margin starting 2024E and onwards	39.0% *('24E – '28E Avg)*	+/- 1.0%	($1.20)	$1.20
Operational	**Opex**	Change in cost base by $10M starting 2024E and escalated at inflation thereafter	$909M *(2024E Cost Base[1])*	-/+ $10M	($0.56)	$0.56
Operational	**Synergies**	Change in run-rate amount of indicative strategic acquiror synergies (as a % of Pro Forma 2023A Cost Base[2])	10.0% *(PF 2023A Cost Base[2])*	+/- 2.5%	($0.47)	$0.47
Operational	**Capex**	Change in capital intensity (capex as a % of revenue) starting 2024E and onwards	6.0% *('24E – '28E Avg)*	-/+ 1.0%	($0.43)	$0.43
Value	**Terminal Multiple**	Change in in terminal EBITDA multiple applied to 2028E EBITDA	11.0x *(10.0x – 12.0x Range)*	+/- 0.5x	($1.82)	$1.82
Value	**WACC**	Change in Weighted Average Cost of Capital	15.0% *(14.5% – 15.5% Range)*	-/+ 1.0%	($1.88)	$1.98

1. Calculated as 2024E revenue of $1,384M less 2024E EBITDA of $474M.
2. Pro Forma 2023A Cost Base calculated as Pro Forma Adjusted 2023A Revenue of $1,252M less Pro Forma Adjusted 2023A EBITDA of $449M. Excludes interest revenue from segregated funds.

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Privileged and Confidential

Precedent Transactions Analysis

Ann. Date	Acquiror	Target	Enterprise Value	LTM to NTM Rev. Growth	EBITDA Margin LTM	SBC / EBITDA LTM	Capex / LTM Revenue	EV / Revenue LTM	EV / Revenue NTM	EV / EBITDA LTM	EV / EBITDA NTM	Cost Synergies as % of LTM[1] Revenue	Cost Synergies as % of LTM[1] Costs
Jul 6, 2023[2]	GTCR	Worldpay	$17,500	4%	38%	n.a.	n.a.	3.7x	3.6x	9.8x	9.1x	n.a.	n.a.
Jun 9, 2023	Brookfield	Network International Holdings	$2,837	16%	41%	n.a.	13%	6.5x	5.6x	15.9x	13.5x	n.a.	n.a.
Jan 9, 2023	Nuvei	Paya Holdings	$1,379	10%	26%	10%	2%	5.0x	4.5x	19.3x	17.0x	8%	10%
Oct 28, 2022	Sixth Street / BGH Capital	Pushpay	$1,038	9%	28%	n.a.	0%	4.9x	4.5x	17.4x	18.5x	n.a.	n.a.
Aug 1, 2022	Global Payments	Evo Payments	$3,967	13%	36%	15%	6%	7.4x	6.6x	20.5x	17.3x	23%	37%
Apr 22, 2021	Deluxe	First American Payments Systems	$960	n.a.	20%	n.a.	n.a.	3.3x	n.a.	16.4x	n.a.	n.a.	n.a.
Nov 15, 2020	Nexi S.p.A	Nets A/S	$8,936[3]	n.a.	36%	n.a.	11%	7.2x	n.a.	19.9x	n.a.	12%	19%
Oct 5, 2020	Nexi S.p.A	SIA	$6,294[4]	n.a.	38%	n.a.	12%	7.3x	n.a.	19.2x	n.a.	16%	25%
Feb 3, 2020	Wordline SA	Ingenico	$10,000	24%	21%	n.a.	5%	3.1x	2.5x	14.9x	13.6x	8%	10%
May 28, 2019	Global Payments	Total System Services	$25,083	7%	36%	4%	7%	6.5x	6.1x	18.0x	16.7x	n.a.	n.a.
May 22, 2019	Nuvei	SafeCharge	$776	23%	27%	4%	7%	5.6x	4.5x	20.8x	17.7x	14%	19%
Mar 18, 2019	FIS	Worldpay	$43,417	8%	48%	7%	8%	11.1x	10.2x	22.9x	20.3x	10%	20%
Jan 16, 2019	Fiserv	First Data	$42,287	6%	38%	8%	7%	4.9x	4.7x	13.0x	12.3x	11%	17%
Sep 25, 2017	Hellman & Friedman	Nets	$6,608	5%	36%	n.a.	9%	5.5x	5.2x	15.2x	14.1x	n.a.	n.a.
Jul 21, 2017	CVC / Blackstone Group	Paysafe Group	$4,135	12%	31%	4%	5%	3.9x	3.5x	12.7x	11.6x	n.a.	n.a.
Jul 4, 2017	Vantiv	Worldpay	$12,000	11%	42%	n.a.	15%	7.8x	7.0x	18.6x	16.8x	17%	29%
May 29, 2017	First Data	CardConnect	$750	18%	23%	16%	1%	4.6x	3.9x	19.8x	15.4x	n.a.	n.a.
Average				**12%**	**33%**	**8%**	**7%**	**5.8x**	**5.2x**	**17.3x**	**15.3x**	**13%**	**21%**
Median				**11%**	**36%**	**7%**	**7%**	**5.5x**	**4.6x**	**18.0x**	**16.0x**	**12%**	**19%**

Sources: Company Disclosures, Press Releases, Research Reports, S&P Capital IQ.
Note: All figures are in US$ millions unless otherwise noted. FX rates as of the announcement date is used where applicable.
1. Synergies are based on the estimated run-rate amount as per the public filings.
2. GTCR / Worldpay: Implied EV excludes contingent consideration of $1B, LTM EBITDA is based on FY2023E and includes estimated dis-synergies and previously unallocated corporate and other costs.
3. Does not include €250M earn-out payable in shares in 2022 based on FY2021 EBITDA. Multiple is based on FY2020E Adj. EBITDA.
4. Based on FY2020E Adj. EBITDA.

14

Privileged and Confidential LBO Analysis 5-Year Nuvei Management Forecast, Incl. 100% PubCo Synergies Figures in US$M, share data in US$ Free Cash Flow Summary @ High Value Implied Value Build1 Year Ended December 31 Value Range @ Close 2024E 2025E 2026E 2027E 2028E Low—High Required Return 25.0%—20.0% Adjusted EBITDA $474 $584 $717 $877 $1,078 Opening Leverage 5.5x—5.5x (+) Interest Revenue from Seg. Funds $14 $9 $8 $7 $6 Exit Multiple 10.0x—12.0x (-) Capex ($83) ($96) ($111) ($128) ($148) (-) Commission Buyouts—($25) ($30) ($35) ($40) NPV of Cash Flow to Equity $298—$342 (-) Share Based Comp. ($117) ($95) ($97) ($106) ($116) NPV of Terminal Equity Value $2,817—$4,321 (-) Change in NWC ($25) ($33) ($39) ($45) ($49) Sponsor Equity $3,115—$4,663 (-) Unlevered Cash Taxes 2 ($95) ($116) ($142) ($173) ($221) Unlevered FCF $168 $230 $307 $397 $510 Net Debt at Close $2,382—$2,382 Minority Interest $18—$18 Synergies $9 $9 $9 $9 $9 Transaction Costs ($140)—($140) Cost to Achieve — ——Enterprise Value $5,376—$6,924 Synergy Related Taxes ($2) ($2) ($2) ($2) ($2) Existing Net Debt ($1,147)—($1,147) Total Unlevered FCF $175 $237 $314 $404 $517 Minority Interest and Other ($18)—($18) Equity Value $4,211—$5,759 (-) Net Interest Expense ($228) ($210) ($202) ($197) ($191) F.D. Shares Outstanding 150—151 (+) Interest Tax Shield $57 $53 $50 $49 $48 Equity Value per Share $28.08—$38.22 (+) Debt Repayments ($3) ($22) ($43) ($67) ($96) Levered FCF $0 $57 $119 $190 $278 Implied EV / EBITDA Metric Total Debt / EBITDA 5.5x 5.1x 4.1x 3.3x 2.7x 2.1x PF Adjusted 2023A3 $449 12.0x—15.4x Adjusted 2024E $474 11.3x—14.6x Sources and Uses @ High Value Sensitivity Analysis Uses Sources Implied Equity Value per Share Purchase Equity $5,759 Assumed Cash $140 Target IRR Existing Debt $1,275 Assumed Leases $12 17.5% 20.0% 22.5% 25.0% 27.5% Existing Leases $12 New Debt $2,470 9.0x $32.09 $29.72 $27.62 $25.76 $24.09 a l Transaction Costs4 $140 Required Equity $4,663 DA le ip 10.0x $35.24 $32.55 $30.18 $28.08 $26.21 Remaining Cash Balance $100 min 11.0x $38.39 $35.39 $32.74 $30.39 $28.30 r ult Total Uses $7,286 Total Sources $7,286 Te EBIT M 12.0x $41.54 $38.22 $35.30 $32.70 $30.40 13.0x $44.69 $41.06 $37.85 $35.01 $32.49 Note: EBITDA figures exclude interest revenue from segregated funds. Assumes average of 58% tax deductibility of amortization over the forecast period. 1. Balance sheet as of December 31, 2023, pro forma for Till acquisition purchase price of $30M in cash. Share data as of Feb 29, 2024. 15 2. Assumes share based compensation is non-tax deductible. 3. Pro forma for a full-year contribution from Paya including synergies. Adjustments include: (1) $10M Paya EBITDA based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; (2) $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies per Company management. Excludes interest revenue from segregated funds. 4. Illustrative transaction costs and debt financing fees.

Privileged and Confidential

Premiums Paid Analysis

- The average takeover premium paid since 2014 on large cap North American technology all-cash consideration M&A transactions is in the range of 25% – 50%
  - Based on premiums to the unaffected share price and 10 and 20-day volume weighted average pre-announcement price of the target
  - Includes transactions with North American technology public targets where there is a change of control and an overall deal value greater than US$1 billion

North American Large Cap Technology All-Cash Consideration Takeover Premiums (By Technology Sub-Sector[1])

		Median Deal Value	Median			Average			25th Percentile			75th Percentile		
				VWAP			VWAP			VWAP			VWAP	
Technology Sub-Sector[1]	# of Deals	(US$M)	Unaffected	10-Day	20-Day	Unaffected	10-Day	20-Day	Unaffected	10-Day	20-Day	Unaffected	10-Day	20-Day
Software	75	$4,089	31%	31%	31%	38%	38%	38%	23%	24%	26%	52%	52%	51%
IT Services	16	$3,466	36%	33%	33%	38%	40%	39%	20%	24%	25%	47%	46%	45%
Electronic Equipment, Instruments & Components	15	$1,771	49%	47%	43%	51%	53%	54%	29%	31%	34%	70%	70%	70%
Health Care Technology	12	$4,380	32%	31%	33%	29%	29%	30%	19%	24%	23%	36%	36%	37%
Semiconductors & Semiconductor Equipment	12	$5,107	43%	43%	46%	42%	44%	46%	28%	30%	32%	55%	55%	53%
Communications Equipment	11	$2,981	33%	36%	35%	32%	31%	32%	22%	16%	18%	43%	43%	43%
Technology Hardware, Storage & Peripherals	5	$1,543	26%	31%	31%	25%	29%	30%	21%	29%	26%	30%	32%	33%
Interactive Media & Services	4	$16,880	34%	35%	38%	36%	35%	37%	29%	29%	30%	41%	41%	45%
Diversified Telecommunication Services	2	$2,060	76%	80%	85%	76%	80%	85%	64%	66%	69%	89%	94%	100%
Overall	**152**	**$3,386**	**32%**	**33%**	**35%**	**38%**	**39%**	**39%**	**23%**	**25%**	**26%**	**50%**	**51%**	**51%**

Sources: Refinitiv, Bloomberg, Capital IQ, Company Filings.
1. Based on Capital IQ Industry classification.

16

Privileged and Confidential

Selected Publicly Traded Companies Analysis

	Market Data		Operational Metrics								Valuation Metrics			
Figures in US$M	Market Cap.	Enterprise Value	Revenue Growth %[1] CY23E	Revenue Growth %[1] CY24E	Revenue Growth %[1] CY25E	EBITDA Margin % CY23E	EBITDA Margin % CY24E	FCF Conversion %[2] CY23E	FCF Conversion %[2] CY24E	Net Debt / LTM EBITDA	EV / Revenue CY23E	EV / Revenue CY24E	EV / EBITDA CY23E	EV / EBITDA CY24E
<u>High Growth Peers</u>[3]														
Adyen	$52,663	$44,027	22.2%	22.8%	24.5%	45.7%	47.8%	90.6%	88.6%	nmf	25.1x	20.4x	54.9x	42.7x
Block[4]	$52,267	$51,369	23.7%	10.0%	14.1%	20.1%	28.7%	91.6%	91.1%	nmf	5.8x	5.2x	28.7x	18.2x
DLocal	$4,479	$3,943	55.2%	42.3%	30.0%	31.1%	25.9%	91.0%	91.6%	nmf	6.1x	4.3x	19.5x	16.4x
Shift4 Payments	$4,275	$5,723	27.9%	25.5%	18.0%	46.3%	48.1%	88.0%	86.1%	2.7x	5.5x	4.4x	11.8x	9.1x
Average			**32.3%**	**25.1%**	**21.7%**	**35.8%**	**37.6%**	**90.3%**	**89.4%**	**2.7x**	**10.6x**	**8.6x**	**28.7x**	**21.6x**
Median			**25.8%**	**24.1%**	**21.3%**	**38.4%**	**38.3%**	**90.8%**	**89.9%**	**2.7x**	**5.9x**	**4.8x**	**24.1x**	**17.3x**
<u>Low Growth Peers</u>														
Global Payments	$34,838	$50,826	7.2%	6.6%	7.1%	49.9%	51.6%	84.8%	86.4%	n.a.	5.9x	5.5x	11.7x	10.7x
Nexi	$8,350	$15,006	2.1%	5.6%	6.3%	52.1%	53.1%	74.2%	76.4%	3.6x	4.1x	3.9x	7.9x	7.4x
Worldline	$3,525	$6,638	5.6%	2.3%	5.0%	24.1%	24.2%	66.6%	65.7%	1.6x	1.3x	1.3x	5.5x	5.4x
Repay Holdings	$1,035	$1,366	6.2%	7.3%	8.2%	42.7%	43.9%	62.9%	69.7%	2.5x	4.6x	4.3x	10.8x	9.8x
Paysafe	$1,020	$3,319	7.0%	6.0%	7.6%	28.6%	28.2%	77.8%	77.7%	5.2x	2.1x	2.0x	7.2x	6.9x
i3 Verticals	$552	$1,021	14.0%	7.2%	7.8%	27.4%	28.7%	83.5%	83.6%	3.6x	2.7x	2.5x	9.9x	8.8x
Average			**7.0%**	**5.8%**	**7.0%**	**37.5%**	**38.3%**	**75.0%**	**76.6%**	**3.3x**	**3.5x**	**3.2x**	**8.9x**	**8.2x**
Median			**6.6%**	**6.3%**	**7.4%**	**35.7%**	**36.3%**	**76.0%**	**77.0%**	**3.6x**	**3.4x**	**3.2x**	**8.9x**	**8.1x**
Total Average			**17.1%**	**13.6%**	**12.9%**	**36.8%**	**38.0%**	**81.1%**	**81.7%**	**3.2x**	**6.3x**	**5.4x**	**16.8x**	**13.5x**
Total Median			**10.6%**	**7.2%**	**8.0%**	**36.9%**	**36.3%**	**84.1%**	**84.9%**	**3.1x**	**5.0x**	**4.3x**	**11.3x**	**9.4x**
<u>Nuvei - Unaffected</u>[5]														
Management (Excl. Interest Rev.)[6]	**$3,257**	**$4,422**	**10.7%**[8]	**10.2%**[8]	**15.1%**	**35.8%**[8]	**34.3%**	**87.3%**	**82.5%**	**2.6x**[8]	**3.5x**[8]	**3.2x**	**9.8x**[8]	**9.3x**
Management (Incl. Interest Rev.)[7]	**$3,257**	**$4,422**	**n/a**[9]	**10.6%**[8,10]	**14.7%**	**36.1%**[8]	**34.9%**	**87.4%**	**83.0%**	**2.5x**[8]	**3.5x**[8]	**3.2x**	**9.7x**[8]	**9.1x**
Street	**$3,257**	**$4,422**	**41.1%**	**15.2%**	**15.7%**	**36.8%**	**36.3%**	**87.4%**	**86.4%**	**2.6x**	**3.7x**	**3.2x**	**10.1x**	**8.9x**

Sources: Company Disclosures, Capital IQ, Research Reports.
Note: Priced as of March 28, 2024. All figures are in US$ unless otherwise noted. Capitalization of leases on an as-reported basis.
1. Pro-forma adjustments made to be on an organic basis where applicable.
2. Defined as (EBITDA – CapEx) / EBITDA.
3. High growth peers defined as companies with over 20% CY2023E revenue growth per street estimates.
4. Using net revenue adjusted for costs associated with Transactional and Bitcoin revenue.
5. Unaffected date as of March 15, 2024. Pro forma revenue and EBITDA adjustments not applied to street figures. Nuvei revenue and EBITDA figures include Till's contribution. Cash balance is pro forma for Till acquisition cost of US$30M.
6. Excludes interest revenue from segregated funds.
7. Includes interest revenue from segregated funds.
8. Includes pro forma adjustments for Paya and Till to revenue and EBITDA (2022 – 2023).
9. Pro forma impact of interest revenue from segregated funds in 2022 not quantified.
10. Pro forma for total interest revenue from segregated funds earned in 2023 of $7M. Accounting policy was implemented in Q4'23.

17

Privileged and Confidential Appendix: Nuvei Management Forecast

Privileged and Confidential

Nuvei Management Forecast Overview

TD

- Nuvei management developed a 5-year financial forecast (the "Nuvei Management Forecast") which involved updating their previously prepared 2024 budget and extending it through the end of 2028
- The Nuvei Management Forecast was approved by Nuvei for TD Securities' use and reliance in connection with the Valuation and Fairness Opinion
- Key forecast assumptions are summarized below:

General	▪ 2024E is based on management's current budget, reflecting the acquisition of Till ▪ Growth assumptions are by channel (Global Commerce, B2B, Government & ISV and SMB) ▪ Costs determined on a consolidated basis (margin by channel is not actively tracked)
Revenue	▪ Global Commerce: expected 2023-28 CAGR of 19% ▪ B2B, Government & ISV: expected 2023-28 CAGR of 24% ▪ SMB: expected 2023-28 CAGR of -3% ▪ Consolidated: expected 2023-28 CAGR of 16% - *Public guidance of 15-20%*
Interest Revenue from Seg. Funds	▪ Interest revenue from segregated funds decreases from $14M in 2024 to $6M by 2028 ▪ Starting Q4'23, an accounting policy was implemented to include interest revenue from segregated funds in revenue (correspondingly, Adjusted EBITDA) ▪ Unless otherwise noted, references contained in this presentation to "revenue" and "Adjusted EBITDA" exclude interest revenue from segregated funds
Cost of Revenue	▪ Processing costs expected to increase gradually as a % of revenue, impacted by a customer mix shifting towards enterprise customers (from 18% in 2023 to 22% of revenue by 2028) ▪ Other COGS are estimated at 0.5% of revenue, in-line with historical levels ▪ Gross margin decreases from 81% in 2023 to 77% in 2028
SG&A	▪ Commissions are mainly related to the B2B and SMB businesses and are expected to slightly increase as a % of channel revenue ▪ Employee compensation is based on headcount and salary projections, with elevated near-term hiring to support growth plan ▪ Other OpEx includes IT spend, professional fees, and travel expenses ▪ Adjusted EBITDA margin increases from 37% in 2023 to 44% in 2028 - *Public long-term target of 50% EBITDA margin*
Acquisitions	▪ Includes contribution of Paya, Till, and expected synergies
Other	▪ Share-based payments elevated in the near-term due to expense recognition on historical grants; thereafter, normalizes to a level in-line with peers ▪ Capex intensity of 6% of revenue per annum - *Public guidance of 4-6% of revenue* ▪ Working capital consistent with historical ratios ▪ Corporate tax rate of 25%

Source: Nuvei Management Forecast.

19

Privileged and Confidential

Nuvei Management Forecast Summary

Revenue & YoY Growth

'19A – '23A CAGR: 48.2%

'23A – '28E CAGR: 15.7%


92.6%
53.1%
16.4%
40.7%
16.6%
15.1%
15.7%
15.5%
15.6%
61.0%[1]
17.0%
9.0%
$246
$376
$725
$843
1,187
$1,384
$1,593
$1,843
$2,128
$2,461
2019A
2020A
2021A
2022A
2023A
2024E
2025E
2026E
2027E
2028E
Revenue
Organic YoY Growth (Mgmt Defined)[2]
YoY Growth

Adjusted EBITDA[3] & Margin

'19A – '23A CAGR: 49.4%

'23A – '28E CAGR: 19.9%


35%
43%
44%
42%
37%
34%
37%
39%
41%
44%
$87
$163
$317
$351
$434
$474
$584
$717
$877
$1,078
2019A
2020A
2021A
2022A
2023A
2024E
2025E
2026E
2027E
2028E
Adj. EBITDA
Adj. EBITDA Margin

Share-Based Compensation (Excluded from Adjusted EBITDA)									
$1	$10	$55	$139	$135	$117	$95	$97	$106	$116

Capex & Capex Intensity


4.2%
4.7%
3.7%
5.7%
4.6%
6.0%
6.0%
6.0%
6.0%
6.0%
$10
$18
$27
$48
$55
$83
$96
$111
$128
$148
2019A
2020A
2021A
2022A
2023A
2024E
2025E
2026E
2027E
2028E
Capex
Capex Intensity[4]

Simple Free Cash flow ("FCF")[5]

'19A – '23A CAGR: 49.4%

'23A – '28E CAGR: 19.6%


88%
89%
91%
86%
87%
83%
84%
85%
86%
86%
$77
$145
$290
$303
$382
$405
$498
$614
$756
$935
2019A
2020A
2021A
2022A
2023A
2024E
2025E
2026E
2027E
2028E
Simple FCF
Simple FCF Conversion[6]

Sources: Company Filings, Nuvei Management Forecast.
Note: All figures in US$ millions. Nuvei fiscal year ending December 31.
Note: Figures exclude interest revenue from segregated funds except Simple FCF calculation.
1. Figure is not in constant currency as constant currency figure was not reported.
2. Non-IFRS measure as reported in filings.
3. Adjusted EBITDA excludes Share-Based Compensation.
4. Calculated as Capex divided by Revenue.
5. Calculated as Adjusted EBITDA including interest revenue from segregated funds less Capex. No retrospective adjustment for interest revenue for periods preceding Q4'23 has been applied.
6. Calculated as a percentage of Adjusted EBITDA including interest revenue from segregated funds.

20

Privileged and Confidential Selected Publicly Traded Companies Analysis | Revenue CY2023E Revenue (US$M) 1 High Growth Peers Low Growth Peers $8,920 $8,671 $4,979 Total: $1,256 $3,631 $1,756 $1,601 $692 $650 $1,043 $246 $320 $297 $376 Nuvei Nuvei (Manag ment) 1 Nuvei1 Nuvei1 2 DLocal Shift4 Payments Global Payments Nexi W Repay Holdings Global B2B, Gov’t SMB Commerce & ISV CY2024E Revenue Growth Total: 10.2% 42% 19% 23% 25% 13% 10% 7% 6% 6% 7% 7% 2% (4%) Nuvei (Management) Block Adyen DLocal Shift4 Payments Global Payments Nexi Worldline Paysafe Repay Holdings i3 Verticals Nuvei1 Nuvei1 Nuvei1 Global B2B, Gov’t SMB Commerce & ISV CY2025E Revenue Growth Total: 15.1% 30% 25% 21% 20% 18% 14% 7% 6% 8% 8% 8% 5% (3%) Nuvei (Management) Block Adyen DLocal Shift4 Payments Global Payments Nexi Worldline Paysafe Repay Holdings i3 Verticals Nuvei 1 Nuvei1 Nuvei1 Global B2B, Gov’t SMB Commerce & ISV Sources: Capital IQ and research reports. Note: All figures are in US$ unless otherwise noted. 21 1. Figures exclude interest revenue from segregated funds. 2023 figures are on a pro forma basis. 2. Net revenue adjusted for costs associated with Transactional and Bitcoin revenue.

Privileged and Confidential Selected Publicly Traded Companies Analysis | EBITDA CY2023E EBITDA Margin 1 High Growth Peers Low Growth Peers 50% 52% 46% 46% 36% 43% 31% 29% 24% 27% 20% Nuvei Block Adyen DLocal Shift4 Payments Global Payments Nexi Worldline Paysafe (Management) Nuvei1 CY2024E EBITDA Margin 52% 53% 48% 48% 44% 34% 29% 26% 28% 29% 24% Nuvei Block Adyen DLocal Shift4 Payments Global Payments Nexi Worldline Paysafe (Management) 1 Nuvei CY2025E EBITDA Margin 52% 52% 54% 50% 45% 37% 32% 29% 30% 27% 25% Nuvei (Management) Block Adyen DLocal Shift4 Payments Global Payments Nexi Worldline Paysafe Repay Holdings Nuvei1 Sources: Capital IQ and research reports. Note: All figures are in US$ unless otherwise noted. 22 1. Nuvei figures exclude interest revenue from segregated funds. 2023 figures are on a pro forma basis.

Privileged and Confidential Selected Publicly Traded Companies Analysis | Other CY2023E CapEx as % of Revenue and FCF Conversion %1 High Growth Peers Low Growth Peers 87% 92% 91% 91% 88% 85% 74% 67% 78% 63% 83% 15% 16% 5% 6% 6% 7% 8% 5% 2% 3% 1% Nuvei2 CY2024E CapEx as % of Revenue and FCF Conversion %1 83% 91% 89% 92% 86% 86% 76% 66% 78% 70% 84% 12% 13% 6% 5% 6% 7% 7% 8% 5% 2% 1% Nuvei2 CY2023E Stock-Based Compensation as % of Revenue and as % of EBITDA 30% 77% n.a. n.a. 14% 5% n.a. 25% 7% 18% 28% 15% 11% 6% 6% 8% 8% 3 3 3% 3 2% n.a. n.a. n.a. Nuvei2 CY2024E Stock-Based Compensation as % of Revenue and as % of EBITDA 25% 56% n.a. n.a. 11% 4% n.a. 24% 6% 20% 26% 14% 8% 6% 9% 7% 3 3 5% 2% 3 2% n.a. n.a. n.a. Nuvei2 Sources: Capital IQ and research reports. 1. Includes capitalized R&D, where applicable. FCF conversion % defined as (EBITDA – CapEx) / EBITDA. 23 2. Based on reported figures for 2023 and Nuvei Management Forecast for 2024 and 2025. 3. Stock-based compensation estimates not available based on research reports.

Privileged and Confidential

Comparison to Research Analysts' Consensus

TD

Nuvei Management Forecast vs. Consensus[1]

(In US$ millions)

	Fiscal Year Ending December 31st		
	2024E	2025E	2026E
Revenue			
Nuvei Mgmt. Forecast[2]	$1,397	$1,602	$1,850
Street Estimates	$1,370	$1,585	$1,824
Variance - %	2.0%	1.1%	1.4%
Gross Profit			
Nuvei Mgmt. Forecast[2]	$1,122	$1,269	$1,454
Street Estimates	$1,106	$1,281	$1,457
Variance - %	1.4%	(0.9%)	(0.2%)
Implied Gross Profit Margin			
Nuvei Mgmt. Forecast[2]	80.3%	79.2%	78.6%
Street Estimates	80.7%	80.8%	79.9%
Variance - %	(0.4%)	(1.6%)	(1.3%)
Adj. EBITDA			
Nuvei Mgmt. Forecast[2]	$488	$594	$725
Street Estimates	$498	$597	$716
Variance - %	(2.0%)	(0.6%)	1.3%
Implied Adj. EBITDA Margin			
Nuvei Mgmt. Forecast[2]	34.9%	37.0%	39.2%
Street Estimates	36.3%	37.7%	39.2%
Variance - %	(1.4%)	(0.6%)	(0.1%)
Capex			
Nuvei Mgmt. Forecast	($83)	($96)	($111)
Street Estimates	($68)	($74)	($83)
Variance - %	22.9%	28.9%	33.6%

Includes (~$5M) negative contribution from Till[3] (2024E Adj. EBITDA Nuvei Mgmt. Forecast)

Includes approx. negative 140 bps impact on implied adj. EBITDA margin from Till[3] (2024E Implied Adj. EBITDA Margin Nuvei Mgmt. Forecast)

Sources: Nuvei Management Forecast, Research Analyst Reports.
Note: Research Analysts' consensus includes Canaccord, Scotiabank, Barclays, CIBC, Wolfe Research, JP Morgan, National Bank, Seaport, BMO, Wells Fargo, RBC, Bank of America, Raymond James, UBS, Citi, and William Blair. Average excludes Autonomous, Goldman Sachs, and KBW given detailed research reports are unavailable. Nuvei fiscal year ends in December.

1. Estimates as of unaffected date of March 15, 2024.
2. Includes interest revenue from segregated funds.
3. Till's 2024E EBITDA contribution of ($7.8M) and expected synergies of $2.5M.

24

Privileged and Confidential Appendix: Indications of Value Support

Privileged and Confidential WACC Analysis Low Leverage High Leverage Low – High Low – High Capital Structure % Debt 10.0% 30.0% % Equity 90.0% 70.0% Corporate Tax Rate 25.0% 25.0% Unlevered Beta 1.40 – 1.60 1.40 – 1.60 Levered Beta 1.52 – 1.73 1.85 – 2.11 Cost of Equity—Ke Yield on 10 Year US Bond 4.2% 4.2% Market Risk Premium1 7.2% 7.2% Size Premium2 0.7% 0.7% Cost of Equity—Ke 15.8% – 17.3% 18.2% – 20.1% Cost of Debt—Kd Yield on 10 Year US Bond 4.2% 4.2% Selected Spread over Bonds 3.3% 4.3% Pre-Tax Cost of Debt—Kd 7.5% 8.5% WACC 14.8% – 16.2% 14.6% – 16.0% Selected Range 14.5% 15.5% Sources: Bloomberg, Company Filings, S&P Capital IQ. Note: Market data as of March 28, 2024. 26 1. 2023 Kroll U.S. market risk premium. 2. 2023 Kroll mid-cap size premium.

Privileged and Confidential

Selected Publicly Traded Companies Beta Analysis

TD

In US$M, unless otherwise specified

	Market	Enterprise	Levered Beta [1]			Net Debt / Capitalization			Unlevered Beta			R Squared			Avg. Daily Volume (000s)		
Comparables	**Cap**	**Value**	**1 Yr**	**2 Yr**	**5 Yr**	**1 Yr Avg**	**2 Yr Avg**	**5 Yr Avg**	**1 Yr**	**2 Yr**	**5 Yr**	**1 Yr**	**2 Yr**	**5 Yr**	**1 Yr**	**2 Yr**	**5 Yr**
High Growth Peers [2]																	
Adyen	$52,663	$44,027	nmf	1.96	1.26	(29.4%)	(22.5%)	(13.1%)	nmf	2.27	1.37	nmf	0.38	0.28	95	94	92
Block	$52,267	$51,369	2.68	2.07	1.92	(1.6%)	(0.3%)	(0.3%)	2.72	2.08	1.92	0.59	0.58	0.51	11,264	13,345	11,828
Dlocal	$4,479	$3,943	0.53	1.41	n/a	(14.6%)	(11.2%)	n/a	0.59	1.54	n/a	0.00	0.15	n/a	1,601	1,832	n/a
Shift4 Payments	$4,275	$5,723	1.85	1.49	n/a	21.7%	22.7%	n/a	1.52	1.21	n/a	0.34	0.30	n/a	1,321	1,221	n/a
Average	**$28,421**	**$26,265**	**1.69**	**1.73**	**1.59**	**(6.0%)**	**(2.8%)**	**(6.7%)**	**1.61**	**1.77**	**1.65**	**0.31**	**0.35**	**0.39**	**3,570**	**4,123**	**5,960**
Median	**$28,373**	**$24,875**	**1.85**	**1.72**	**1.59**	**(8.1%)**	**(5.7%)**	**(6.7%)**	**1.52**	**1.81**	**1.65**	**0.34**	**0.34**	**0.39**	**1,461**	**1,526**	**5,960**
Low Growth Peers																	
Global Payments	$34,838	$50,826	0.99	1.20	1.22	34.6%	30.6%	21.3%	0.70	0.89	1.01	0.17	0.41	0.49	2,106	2,052	2,005
Nexi	$8,350	$15,006	0.84	1.08	n/a	49.1%	44.5%	n/a	0.49	0.68	n/a	0.07	0.25	n/a	4,133	3,616	n/a
Worldline	$3,525	$6,638	1.24	1.30	1.04	20.1%	20.2%	14.0%	1.05	1.09	0.92	0.08	0.18	0.24	1,263	975	810
Repay Holdings	$1,035	$1,366	1.38	1.41	n/a	32.2%	31.2%	n/a	1.00	1.04	n/a	0.18	0.23	n/a	684	748	n/a
Paysafe	$1,020	$3,319	1.50	1.66	n/a	74.9%	69.1%	n/a	0.45	0.60	n/a	0.14	0.31	n/a	482	466	n/a
i3 Verticals	$552	$1,021	1.38	1.00	1.32	39.3%	36.8%	28.1%	0.92	0.68	1.01	0.29	0.21	0.34	168	161	171
Average	**$8,220**	**$13,029**	**1.22**	**1.28**	**1.19**	**41.7%**	**38.7%**	**21.1%**	**0.77**	**0.83**	**0.98**	**0.15**	**0.27**	**0.36**	**1,473**	**1,336**	**995**
Median	**$2,280**	**$4,978**	**1.31**	**1.25**	**1.22**	**37.0%**	**34.0%**	**21.3%**	**0.81**	**0.79**	**1.01**	**0.15**	**0.24**	**0.34**	**974**	**861**	**810**
Total Average	**$16,300**	**$18,324**	**1.38**	**1.46**	**1.35**	**22.6%**	**22.1%**	**10.0%**	**1.05**	**1.21**	**1.25**	**0.21**	**0.30**	**0.37**	**2,312**	**2,451**	**2,981**
Total Median	**$4,377**	**$6,180**	**1.38**	**1.41**	**1.26**	**26.9%**	**26.7%**	**14.0%**	**0.92**	**1.07**	**1.01**	**0.17**	**0.28**	**0.34**	**1,292**	**1,098**	**810**
Nuvei (Unaffected) [3,4]	**$3,257**	**$4,422**	**2.14**	**1.59**	**n/a**	**24.0%**	**9.5%**	**n/a**	**1.73**	**1.48**	**n/a**	**0.20**	**0.26**	**n/a**	**1,197**	**1,047**	**n/a**
Selected Range							**10% to 30%**			**1.40 to 1.60**							

Sources: Bloomberg, Company Filings, S&P Capital IQ.
Note: Market data as of March 28, 2024.
1. Levered beta based on adjusted weekly beta per Bloomberg for the 1-year, 2-year and 5-year period as of March 28, 2024.
2. High growth peers defined as companies with over 20% CY2023E revenue growth per street estimates.
3. Average daily volume includes trading volume from all exchanges and marketplaces in the U.S. and Canada.
4. Unaffected date as of March 15, 2024.

27

Privileged and Confidential

Nuvei Management Forecast Summary

US$M	Actual		Forecast					CAGR
	FY22A	FY23A	FY24E	FY25E	FY26E	FY27E	FY28E	'23A - '28E
Forecast Summary								
Global Commerce	$604	$691	$783	$943	$1,137	$1,370	$1,644	*18.9%*
B2B, Government & ISV	$4	$190	$292	$350	$420	$485	$557	*24.0%*
SMB	$235	$306	$308	$299	$286	$273	$261	*(3.2%)*
Revenue	**$843**	**$1,187**	**$1,384**	**$1,593**	**$1,843**	**$2,128**	**$2,461**	*15.7%*
Growth %	*16.4%*	*40.7%*	*16.6%*	*15.1%*	*15.7%*	*15.5%*	*15.6%*	
Interest Revenue from Seg. Funds	n/a	$3[1]	$14	$9	$8	$7	$6	
Revenue (Incl. Interest Revenue from Seg. Funds)	**$843**	**$1,190**	**$1,397**	**$1,602**	**$1,850**	**$2,135**	**$2,467**	*15.7%*
(+) Pro Forma Paya Revenue (Jan-Feb '23)	n/a	$37	-	-	-	-	-	
(+) Pro Forma Till Revenue (Jan-Dec '23)	n/a	$32[2]	-	-	-	-	-	
Pro Forma Revenue	**n/a**	**$1,256**	**$1,384**	**$1,593**	**$1,843**	**$2,128**	**$2,461**	*14.4%*
Pro Forma Growth %	*n/a*	*n/a*	*10.2%*	*15.1%*	*15.7%*	*15.5%*	*15.6%*	
Interest Revenue from Seg. Funds	n/a	$3[1]	$14	$9	$8	$7	$6	
(+) Pro Forma Interest Revenue from Seg. Funds (Jan-Sept '23)	n/a	$4	-	-	-	-	-	
Pro Forma Revenue (Incl. Interest Revenue from Seg. Funds)	**n/a**	**$1,263**	**$1,397**	**$1,602**	**$1,850**	**$2,135**	**$2,467**	*14.3%*
Processing Costs and COGS	($171)	($223)	($275)	($333)	($396)	($471)	($558)	
Commissions	($113)	($222)	($279)	($299)	($333)	($363)	($386)	
Employee Compensation	($155)	($204)	($235)	($253)	($269)	($286)	($304)	
Other OpEx	($52)	($103)	($120)	($123)	($127)	($131)	($136)	
Adjusted EBITDA	**$351**	**$434**	**$474**	**$584**	**$717**	**$877**	**$1,078**	*19.9%*
Margin %	*42%*	*37%*	*34%*	*37%*	*39%*	*41%*	*44%*	
Interest Revenue from Seg. Funds	n/a	$3[1]	$14	$9	$8	$7	$6	
Adjusted EBITDA (Incl. Interest Revenue from Seg. Funds)	**$351**	**$437**	**$488**	**$594**	**$725**	**$884**	**$1,083**	*19.9%*
(+) Pro Forma Paya EBITDA (Jan-Feb '23)	n/a	$10[3]	-	-	-	-	-	
(+) Pro Forma Paya Cost Synergies (Adj. to Run Rate)	n/a	$5[4]	-	-	-	-	-	
Pro Forma Adj. EBITDA	**n/a**	**$449**	**$474**	**$584**	**$717**	**$877**	**$1,078**	*19.1%*
Pro Forma Margin %	n/a	*36%*	*34%*	*37%*	*39%*	*41%*	*44%*	
Interest Revenue from Seg. Funds	n/a	$3[1]	$14	$9	$8	$7	$6	
(+) Pro Forma Interest Revenue from Seg. Funds (Jan-Sept '23)	n/a	$4	-	-	-	-	-	
Pro Forma Adj. EBITDA (Incl. Interest Revenue from Seg. Funds)	**n/a**	**$457**	**$488**	**$594**	**$725**	**$884**	**$1,083**	*18.9%*
Other Cash Flow Items								
Capex	$48	$55	$83	$96	$111	$128	$148	
% Revenue[5]	*5.7%*	*4.6%*	*6.0%*	*6.0%*	*6.0%*	*6.0%*	*6.0%*	
Share Based Comp.	$139	$135	$117	$95	$97	$106	$116	
% Revenue[5]	*16.5%*	*11.3%*	*8.5%*	*5.9%*	*5.2%*	*5.0%*	*4.7%*	
Commission Buyouts	n/a	n/a	-	$25	$30	$35	$40	
Change in NWC	($11)	($12)	($25)	($33)	($39)	($45)	($49)	

1. Accounting policy change in Q4'23 to include interest revenue from segregated funds in revenue and Adjusted EBITDA.
2. $28M of revenue per Company Management, with update in March 2024 to $32M.
3. $10M adjustment assumes management's pro forma 2023 revenue adjustment of ~$40M achieves a 26% Adjusted EBITDA margin per Company management.
4. $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies per Company management.
5. Calculated as a percentage of revenue excluding interest revenue from segregated funds.

28

Privileged and Confidential Appendix: Capital Markets Update

Privileged and Confidential

Share Price Performance

Nuvei Share Price Performance Since IPO[1]


(7-Sep-21): Announced the acquisition of Paymentez for ~US$25M
(6-May-21): Announced the acquisition of Simplex for ~US$291M[4]
(16-Apr-21): Announced the acquisition of Mazooma for ~US$55M[3]
(1-Dec-20): Announced the acquisition of Base Commerce for ~US$93M[2]
(17-Sep-20): IPO on the TSX at US$26 per share
(6-Oct-21): U.S. IPO priced at US$123; Nuvei shares begin trading on Nasdaq
(8-Dec-21): Publication of short seller report from Spruce Point Capital targeting Nuvei
(9-Jan-23): Announced the acquisition of Paya for ~US$1.4B[5]
(18-Apr-23): Publication of a second short seller report from Spruce Point Capital targeting Nuvei
(16-Mar-24): News reports of potential privatization of Nuvei by Advent
Current Price: US$$31.62
Unaffected Price: US$21.76
52-Week High: $43.81
52-Week Low: $13.32
Avg. Daily Vol: 700K
Share Price (US$)
$140
$120
$100
$80
$60
$40
$20
–
Volume (in M)
25.0
20.0
15.0
10.0
5.0
–
Sep-20
Mar-21
Sep-21
Mar-22
Sep-22
Mar-23
Sep-23
Mar-24
Volume[6]
Price
Avg. Target Price
Key Developments
Earnings Release

Sources: Capital IQ, Press Releases.
Note: Market data as of March 28, 2024 and per Nasdaq unless otherwise noted. Unaffected date as of March 15, 2024.
1. IPO date of September 17, 2020. Prior to US listing on Nasdaq, TSX data presented converted at the daily FX rate (USD/CAD).
2. Final total consideration of ~US$90M paid in cash and a contingent consideration of ~US$3M.
3. Final total consideration of ~US$55M, ~US$43M paid in cash and ~US$11M paid through the issuance of subordinate voting shares. Purchase price also includes a contingent consideration of up to ~US$317M.
4. Final total cash consideration of ~US$291M, including ~US$41M related to working capital and closing adjustments.
5. Final total consideration paid of ~US$1.4B, including ~US$10M in replacement share-based awards considered part of the consideration transferred.
6. Daily volume is based on all exchanges and marketplaces in the U.S. and Canada.

30

Privileged and Confidential Historical Trading Relative Share Price Performance | Since Nuvei IPO1 500% Change in Share Price Since IPO L3Y L2Y LTM NASDAQ Composite 50.1% 24.7% 14.1% 39.8% 400% High Growth Peers (3.7%) (33.4%) (23.6%) 10.1% Low Growth Peers (53.5%) (51.8%) (36.5%) 4.2% 300% Nuvei (Current) 3 24.8% (41.0%) (51.6%) (24.3%) Nuvei (Unaffected) 3,4 (14.1%) (64.4%) (59.7%) (47.3%) 200% 100% 50.1% 24.8% – (3.7%) (53.5%) (100%) Sep-20 Mar-21 Sep-21 Mar-22 Sep-22 Mar-23 Sep-23 Mar-24 EV / NTM EBITDA | Since Nuvei IPO1,2 60.0x Average Multiples Since IPO L3Y L2Y LTM 50.0x High Growth Peers 5 nmf nmf 24.4x 19.4x Low Growth Peers 12.4x 11.3x 9.1x 8.0x Nuvei (Current) 3 20.6x 17.9x 10.3x 9.3x 40.0x Nuvei (Unaffected) 3,4 20.7x 18.0x 10.3x 9.2x 30.0x 21.6x 20.0x 11.9x 10.0x 8.2x – Sep-20 Mar-21 Sep-21 Mar-22 Sep-22 Mar-23 Sep-23 Mar-24 Source: Capital IQ. Note: Market data as of March 28, 2024. 31 1. IPO date of September 17, 2020. 2. EV / NTM EBITDA multiples per Capital IQ and not adjusted for acquisitions. 3. Based on TSX trading to capture trading prior to U.S. IPO in October 2021. 4. Unaffected date as of March 15, 2024. 5. EV / NTM EBITDA multiples for High Growth peers are not meaningful prior to December 2021.

Privileged and Confidential

Analyst Views

Overview of Target Prices (in US$)[1]


$40
$35
$34
$34
$32
$32
$32
$31
$30
$30
$30
$30
$30
$29
$29
$33[2]
$28
$27
$27
Avg. Target Price: $31.11
Unaffected Price: $21.76
Scotiabank
CIBC
citi

Analyst Recommendations


Hold
3
Buy
16

Key Themes	Analyst Perspectives
Management's FY2024 Outlook	*"The midpoint of 2024 revenue and adjusted EBITDA guidance was below expectations but the high end of guidance bracketed the Street estimates.* ***Encouragingly, management affirmed prior goals of exiting 2024 within its medium-term targeted revenue growth rate of 15%-20%.*** *Our estimates remain under review, but the midpoint is about 6% below our adjusted EBITDA estimate of $524 million."* – William Blair (Mar. 6, 2024) *"Given current valuation/sentiment, we think this morning's pull back in shares is overdone. That said, there were a couple of pieces to unpack in NVEI's initial '24 guide. […]* ***Management emphasized prudence embedded in initial '24 outlook, which should be welcomed by investors, and organic growth should accelerate throughout '24."*** – BofA (Mar. 6, 2024)
Q4 Results Slightly Ahead of Estimates	***"Nuvei delivered strong Q4 results, with volumes, revenues, gross profit, and adj. EBITDA all coming ahead of Street (VA)****. All three sales channels, Global Commerce, B2B, Government & ISV, and SMB contributed to growth in Q4 (with SMB growing 2% YoY vs. negative in Q1-Q3 2023)."* – UBS (Mar. 6, 2024) ***"The positives of Q4 were modestly stronger metrics*** *(e.g., TPV, revenues, EBITDA, net income) vs.* ***Street estimates"*** – Barclays (Mar. 5, 2024)
Acquisition of Till Payments	*"According to its website, Till has over 150 employees with a presence across 5 countries including the United States and Australia, and* ***we believe complements the Paya business."*** – William Blair (Mar. 6, 2024) ***"Till was likely attractive to NVEI due to Till's technology, client list and staff*** *– the acquisition was not solely driven by a single technical asset (e.g., patent, brand name) or client Rolodex."* – Barclays (Mar. 6, 2024)

Sources: Bloomberg, Research Reports.
Note: Market data as of unaffected date of March 15, 2024.
1. William Blair does not publish a target price.
2. Denotes revised target price since March 15, 2024.

32

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